                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                              Commission File Number (333-58677)

                   NEWCOURT EQUIPMENT TRUST SECURITIES 1998-2
             (Exact name of registrant as specified in its charter)

            650 CIT Drive Livingston, New Jersey 07039 (973) 740-5000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                   NEWCOURT EQUIPMENT TRUST SECURITIES 1998-2
                 $322,288,614 Class A-1 Receivable-Backed Notes
                 $ 85,272,196 Class A-2 Receivable-Backed Notes
                 $470,004,229 Class A-3 Receivable-Backed Notes
                 $201,430,384 Class A-4 Receivable-Backed Notes
                 $122,872,534 Class A-5 Receivable-Backed Notes
                 $ 15,442,996 Class B Receivable-Backed Notes
                 $ 51,029,031 Class C Receivable-Backed Notes
                 $ 74,529,242 Class D Receivable-Backed Notes
                 (Title of each class of securities covered by this Form)

                                      None
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)  [ ]   Rule 12h-3(b)(1)(ii) [ ]
                Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(2)(i)  [ ]
                Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(2)(ii) [ ]
                Rule 12g-4(a)(2)(ii) [ ]   Rule 15d-6           [x]
                Rule 12h-3(b)(1)(i)  [x]

       Approximate number of holders of record as of the certification or notice date: 55

         Pursuant to the requirements of the Securities Exchange Act of 1934, NEWCOURT EQUIPMENT TRUST SECURITIES 1998-2 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 31, 2001             NEWCOURT EQUIPMENT TRUST SECURITIES 1998-2
                                   By: Capita Corporation (formerly known as
                                       AT&T Capital Corporation), the servicer

                                   By: /s/ Frank Garcia
                                       ----------------------------------------
                                   Name: Frank Garcia, Senior Vice President